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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported): June 1, 2002

JONES MEDIA NETWORKS, LTD.
(Exact name of registrant as specified in its charter)

Colorado (State of Organization)	333-62077 (Commission File No.)	84-1470911 (IRS Employer Identification No.)

        9697 E. Mineral Avenue, Englewood, CO 80112
(Address of principal executive office and Zip Code)

        Registrant's telephone number, including area code (303) 792-3111

Item 5. Other Events.

        On June 1, 2002, Jones Media Networks, Ltd. (the "Company"), acting directly and on behalf of certain of its wholly-owned subsidiaries (the "Subsidiaries"), terminated three separate agreements (the "Agreements") whereby Jones International, Ltd., the Company's parent ("JI"), was obligated to pay fees to the Subsidiaries through the year 2004. The Company received a one time payoff from JI for the termination of the Agreements in the aggregate amount of $3,500,000.

        On June 28, 2002, the Company borrowed $2,365,000 from JI (the "Loan") and issued warrants to purchase 330,000 shares of the Company's Class A Common Stock at $5.75 per share (the "Warrants") to JI in connection with the Loan.

        The terms of the Loan are similar to the loan from JI in December 2001 and are as follows: (i) an interest rate of eleven and three quarters percent (11.75%); (ii) all payments are interest only until maturity; and (iii) three year term. The Warrants are for five years.

        In connection with the above transactions, the Company obtained an opinion from a third party that the transactions were fair to the Company from a financial point of view.

Item 7. Exhibits.

        10.1 Termination Agreement dated June 1, 2002, between Jones International, Ltd. and the Company.

        10.2 Promissory Note and Warrant Agreement dated June 28, 2002, issued to Jones International, Ltd.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JONES MEDIA NETWORKS, LTD.
Dated: July 26, 2002	By:	/s/ JAY B. LEWIS Jay B. Lewis Group Vice President

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SIGNATURES